Exhibit 99.1

       Resources Connection, Inc. Reports Record First Quarter Results

     Revenue Grows 94% and Earnings Per Share Triple Quarter Over Quarter

    COSTA MESA, Calif., Sept. 29 /PRNewswire-FirstCall/ -- Resources Connection, Inc. (Nasdaq: RECN), an international professional services firm that provides accounting and finance, human capital, information management, supply chain management and internal audit/risk management services on a project basis, today announced financial results for the quarter ended
August 31, 2004.
    Total revenue improved 94% to $115.4 million for the first quarter of fiscal 2005, from $59.5 million for the comparable quarter in fiscal 2004, and 8% from the previous quarter. Net income for the quarter ended August 31, 2004, was $11.6 million, or $0.46 per diluted share, compared to net income of $3.4 million, or $0.15 per diluted share, in the August 2003 quarter.
    "We are off to an excellent start both financially and operationally in fiscal 2005, marked by continued improvements in profitability and strong revenue growth," said Chairman and CEO, Donald Murray. "In particular, the strength of our internal audit and finance and accounting practices continues to grow as we assist clients working to implement long-term, cost-effective compliance solutions in response to the ongoing demands of Sarbanes-Oxley. Importantly, our compliance work has served as an entree into providing additional specialized project services across each of our service lines.
This ability to remain flexible in response to the changing market needs and those of our growing client base has been an important contributor to our success, and we look forward to continuing this momentum throughout the rest of the year."
    "Our operating income as a percentage of revenue was greater than we planned as demand grew faster than our internal hiring," Mr. Murray continued. "We expect to fill several open positions that may reduce our operating income percentage to our planned level."

    ABOUT RESOURCES CONNECTION
    Resources Connection, Inc. is an international professional services firm that provides accounting and finance, human capital, information management, supply chain management and internal audit/risk management services on a project basis. The Company was originated as part of Deloitte in North America. Its legacy in Europe is from Ernst & Young and in Asia Pacific from Deloitte Touche Tohmatsu Australia and Deloitte Touche Tohmatsu Taiwan. Resources Connection today is completely independent, autonomous and publicly traded on NASDAQ. In addition to its project professional services, Resources Connection has established itself as a leading business services provider for companies seeking independent and cost effective assistance for meeting or complying with many of the complex business and regulatory issues in today's marketplace.
    Headquartered in Costa Mesa, California, the company operates from more than 60 domestic and international offices. The U.S. client portfolio boasts more than 30 of the Fortune 50 companies. The company was recently named to Forbes Best 200 Small Companies list for the second consecutive year. More information about the company is available at http://www.resourcesconnection.com.

    Resources Connection will hold a conference call for interested analysts and investors at 5:00 pm, EDT today, September 29, 2004. This conference call will be available for listening via a webcast on the Company's Internet web site, at http://www.resourcesconnection.com/.

    Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of these terms or other comparable terminology. Such statements and all phases of Resources Connection's operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in Resources Connection's Form 10-K for the year ended May 31, 2004 (File No. 0-32113). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Resources Connection's, and its industry's, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.


                          RESOURCES CONNECTION, INC.
                            SUMMARY OF OPERATIONS
                   (in thousands, except per share amounts)

                                                            Quarter
                                                        Ended August 31,
                                                      2004            2003
                                                          (unaudited)

    Revenue                                         $115,401        $59,541
    Direct costs of services                          69,934         36,055
    Gross profit                                      45,467         23,486
    Selling, general and administrative expenses      25,181         17,229
    Operating income                                  20,286          6,257
    Amortization of intangible assets                    411            306
    Depreciation expense                                 543            387
    Interest income                                     (304)          (172)
    Income before provision for income taxes          19,636          5,736
    Provision for income taxes                         8,051          2,323
    Net income                                       $11,585         $3,413
    Diluted net income per share                       $0.46          $0.15
    Diluted shares                                    24,980         23,449


                            RESOURCES CONNECTION, INC.
                        SELECTED BALANCE SHEET INFORMATION
                                  (in thousands)

                                                August 31, 2004 May 31, 2004
                                                  (unaudited)

    Cash, cash equivalents and long-term
     marketable securities                           $70,276        $69,839
    Accounts receivable, less allowances             $65,388        $59,766
    Total assets                                    $233,848       $226,263
    Current liabilities                              $35,035        $41,241
    Total stockholders' equity                      $194,125       $180,334


SOURCE  Resources Connection, Inc.
    -0-                             09/29/2004
    /CONTACT: Stephen Giusto, Chief Financial Officer of Resources Connection, Inc., +1-714-430-6500, steve.giusto@resources-us.com/
    /Web site:  http://www.resourcesconnection.com /
    (RECN)

CO:  Resources Connection, Inc.
ST:  California
IN:  FIN
SU:  ERN CCA